UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2005 (June 13, 2005)

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 NE Interstate 49

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 17, 2005, the Company entered into a Securities Purchase Agreement with The Dennis R. Sciotto Family Trust Dated December 19, 1994, Edward E. Colson, III Family Trust Dated January 2, 1995, Jimit Mehta, James C. Eckert and G. Darcy Klug (collectively, the “Purchasers”). The Securities Purchase Agreement has been previously filed as Exhibit 10.1 to the Company’s Form 8-K filed May 23, 2005.

Pursuant to the terms of the Securities Purchase Agreement, the Company agreed to issue to the Purchasers (i) an aggregate of up to 5,000 shares of Series C 9% Convertible Preferred Stock, no par value, and (ii) warrants representing the right to purchase up to an aggregate of 6,550,000 shares of the common stock of the Company, par value $0.01 per share.

The Company’s Articles of Incorporation provide that so long as at least 2,000 shares of Series C 9% Convertible Preferred Stock remain outstanding, the holders of a majority of the Series C 9% Convertible Preferred Stock, voting as a separate class to the exclusion of all other classes of the Company’s capital stock, shall be entitled to elect two directors to the Board to serve on the Board until their successors are duly elected by the holders of the Series C 9% Convertible Preferred Stock or they are removed from office (with or without cause) by the holders of the Series C 9% Convertible Preferred Stock.

As a result, on June 13, 2005, Dennis R. Sciotto and Edward E. Colson III were appointed to the Board of Directors of the Company. Mr. Sciotto was named to the Company’s Compensation Committee and the Corporate Governance Committee. Mr. Colson was named to the Company’s Audit Committee and the Corporate Governance Committee. Messrs. Sciotto and Colson will be included as nominees for director at the Company’s next annual meeting of shareholders. The Company’s press release dated June 13, 2005 regarding these appointments is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

	99.1	Press Release dated June 13, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.
Dated: June 17, 2005

	By:	/s/ G. Darcy Klug
G. Darcy Klug
Executive Vice President